ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-155535 Dated February 10, 2011

JPMorgan Chase & Co. Trigger Yield Optimization Notes
Linked to the common stock of Citigroup Inc. due on or about February 16, 2012

Investment Description

Trigger Yield Optimization Notes are unsecured and unsubordinated Notes issued by JPMorgan Chase & Co. (“JPMorgan Chase”) (the “Notes”) linked to the performance of the common stock of a specific company (the “Underlying Stock”). The issue price of each Note will be equal to the closing price of the Underlying Stock on the Trade Date. On a monthly basis, JPMorgan Chase will pay you a coupon regardless of the performance of the Underlying Stock. At maturity, JPMorgan Chase will either pay you the principal amount per Note or, if the closing price of the Underlying Stock on the Final Valuation Date is below the specified Trigger Price, JPMorgan Chase will deliver to you one share of the Underlying Stock per Note (subject to adjustments in the case of certain corporate events described in the accompanying Trigger Yield Optimization Notes product supplement no. UBS-8-A-III under ‘‘General Terms of the Notes — Anti-Dilution Adjustments,’’ in the sole discretion of the calculation agent). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the Underlying Stock at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Income—Regardless of the performance of the Underlying Stock, JPMorgan Chase will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the Underlying Stock at maturity that are worth less than your principal amount and the credit risk of JPMorgan Chase for all payments under the Notes.

❑	Contingent Repayment of Principal Amount at Maturity—If the price of the Underlying Stock does not close below the Trigger Price on the Final Valuation Date, JPMorgan Chase will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the Underlying Stock. If the price of the Underlying Stock closes below the Trigger Price on the Final Valuation Date, JPMorgan Chase will deliver to you one share of the Underlying Stock per Note at maturity, which is expected to be worth significantly less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date[1]	February 10, 2011
Settlement Date[1]	February 15, 2011
Final Valuation Date[2]	February 10, 2012
Maturity Date[2]	February 16, 2012

[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.

[2]	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. UBS-8-A-III

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-8-A-III BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offering

We are offering Trigger Yield Optimization Notes linked to the common stock of Citigroup Inc. The Notes will be issued in minimum denominations equal to the Principal Amount and multiples thereof. The actual Coupon Rate, Initial Price and Trigger Price for the Notes will be set on the Trade Date, and the actual Coupon Rate will not be less than the expected rate listed below.

Underlying Stock	Coupon Rate	Initial Price	Trigger Price*	CUSIP	ISIN

Common stock of Citigroup Inc.	at least 7.80% per annum		80% of Initial Price	46634X385	US46634X3851

* The Trigger Price may be rounded up to the nearest cent.

See “Additional Information about JPMorgan Chase & Co. and the Notes” in this free writing prospectus. The Notes will have the terms specified in the prospectus dated November 21, 2008, the prospectus supplement dated November 21, 2008, product supplement no. UBS-8-A-III dated January 25, 2011 and this free writing prospectus. The terms of the Notes as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-8-A-III, will supersede the terms set forth in product supplement no. UBS-8-A-III. In particular, please refer to “Additional Terms Specific to the Notes” in this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product supplement no. UBS-8-A-III. Any representation to the contrary is a criminal offense.

Offering of Notes	Total	Price to Public(1) Per Note	Total	Per Note	Total	Proceeds to Us Per Note

Citigroup Inc.		100%		1.70%		98.30%

(1)	The price to the public includes the cost of hedging our obligations under the Notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. UBS-8-A-III and “Supplemental Underwriting Information (Conflicts of Interest)” in this free writing prospectus.

(2)	UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed 1.70% of the principal amount per Note.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-8-A-III and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008, relating to our Series E medium-term Notes of which these Notes are a part, and the more detailed information contained in product supplement no. UBS-8-A-III dated January 25, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-8-A-III, as the Notes involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

®	Product supplement no. UBS-8-A-III dated January 25, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211000418/e41754_424b2.pdf

®	Prospectus supplement dated November 21, 2008: h ttp://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

®	Prospectus dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

As used in this free writing prospectus, the “Issuer,” “JPMorgan Chase,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Terms Specific to the Notes

For purposes of the Notes offered by this free writing prospectus, notwithstanding anything to the contrary set forth under “General Terms of Notes — Calculation Agent” in the accompanying product supplement no. UBS-8-A-III, all calculations with respect to the Trigger Price may be rounded up to the nearest cent (e.g., $0.761 is $0.77).

Investor Suitability

The Notes may be suitable for you if, among other considerations:

®	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

®	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

®	You believe the Final Price of the Underlying Stock is not likely to be below the Trigger Price and, if it is, you can tolerate receiving shares of the Underlying Stock at maturity worth less than your principal amount or that may have no value at all.

®	You understand and accept that you will not participate in any appreciation in the price of the Underlying Stock and that your return at maturity is limited to the coupons paid on the Note.

®	You are willing to accept the risks of owning equities in general and the Underlying Stock in particular.

®	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

®	You would be willing to invest in the Notes if the Coupon Rate was set equal to the rate indicated on the cover hereof (the actual Coupon Rate will be determined on the Trade Date).

®	You are willing and able to hold the Notes to maturity, a term of approximately 12 months.

®	You accept that there may be little or no secondary market for the Notes and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”), is willing to trade the Notes.

®	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:

®	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

®	You require an investment designed to provide a full return of principal at maturity.

®	You are not willing to make an investment that may have the same downside market risk as an investment in the Underlying Stock.

®	You believe the Final Price of the Underlying Stock is likely to be below the Trigger Price, which could result in a total loss of your initial investment.

®	You cannot tolerate receiving shares of the Underlying Stock at maturity worth less than your principal amount or that may have no value at all.

®	You seek an investment that participates in the full appreciation in the price of the Underlying Stock or that has unlimited return potential.

®	You are not willing to accept the risks of owning equities in general and the Underlying Stock in particular.

®	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying Stock.

®	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

®	You would be unwilling to invest in the Notes if the Coupon Rate was set equal to the rate indicated on the cover hereof (the actual Coupon Rate will be determined on the Trade Date).

®	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

®	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” on page 6 of this free writing prospectus and “Risk Factors” in the accompanying product supplement no. UBS-8-A-III for risks related to an investment in the Notes.

Indicative Terms

Issuer:	JPMorgan Chase & Co.

Issue Price per Note:	Equal to 100% of the principal amount per Note

Principal Amount per Note:	Equal to the Initial Price (as defined below) of the Underlying Stock

Underlying Stock:	Common stock of Citigroup Inc.

Term:	Approximately 12 months. The notes are expected to price on or about February 10, 2011 and settle on or about February 15, 2011. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Notes remains the same.

Coupon Payment:	Coupons paid in arrears in twelve equal monthly installments based on the Coupon Rate, regardless of the performance of the Underlying Stock. The Coupon Rate is expected to be, but will not be less than, 7.80% per annum. The actual Coupon Rate for the Notes will be set on the Trade Date.

1st Installment through 12th Installment:	Expected to be, but will not be less than, 0.65%

Trigger Price(1):	80% of the Initial Price

Payment at Maturity (per Note)(2):	If the Final Price of the Underlying Stock is not below the Trigger Price on the Final Valuation Date, at maturity we will pay you an amount in cash equal to your principal amount plus accrued and unpaid interest.

If the Final Price of the Underlying Stock is below the Trigger Price on the Final Valuation Date, at maturity we will deliver to you one share of the Underlying Stock (subject to adjustments) for each Note you own plus accrued and unpaid interest.

Share Delivery Amount:	One share of the Underlying Stock, subject to adjustments upon the occurrence of certain corporate events affecting the Underlying Stock. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. UBS-8-A-III.

Initial Price:	The closing price of the Underlying Stock on the Trade Date

Final Price:	The closing price of the Underlying Stock on the Final Valuation Date

(1)	The Trigger Price may be rounded up to the nearest cent.

(2)	If the calculation agent adjusts the number of shares of the Underlying Stock due to be delivered to you for certain corporate events affecting the Underlying Stock, we will pay cash in lieu of delivering any fractional shares of the Underlying Stock in an amount equal to that fraction multiplied by the closing price of the Underlying Stock on the Final Valuation Date.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR THAT MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates

Coupon will be paid in arrears in twelve equal monthly installments on the Coupon Payment Dates listed below:

March 15, 2011	September 15, 2011
April 15, 2011	October 17, 2011
May 16, 2011	November 15, 2011
June 15, 2011	December 15, 2011
July 15, 2011	January 17, 2012
August 15, 2011	February 16, 2012

Any payment on your Notes that would otherwise be due on a Coupon Payment Date that is not a business day will instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

What Are the Tax Consequences of the Notes?

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-8-A-III. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the Notes as units comprising an Option and a debt component for U.S. federal income tax purposes. We will determine the portion of each Coupon Payment that we will allocate to interest on the debt component and to Premium, respectively, and will provide that allocation in the pricing supplement for the Notes. By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with our treatment and allocation as described above. If the Notes had priced on February 8, 2011, we would have treated as interest on the debt component and as Premium the following amounts:

Coupon Rate per Annum	Interest on Debt Component per Annum	Premium Component per Annum

7.80%	0.89%	6.91%

The actual Coupon Rate and allocation that we will determine for the Notes may differ from the hypothetical Coupon Rate and allocation, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities on the Trade Date. Assuming this characterization is respected, (a) interest on the debt component will be taxed as ordinary income, while the Premium will not be taken into account prior to maturity or sale, and (b) assuming that you are an initial holder of Notes purchasing the Notes at the Initial Price for cash, (i) if at maturity the Notes are settled in cash, you will recognize short-term capital gain in an amount equal to the total Premium received, and (ii) if at maturity you receive the Underlying Stock, you generally will not recognize gain or loss with respect to the Premium or the Underlying Stock received; instead, the total Premium will reduce your basis in the Underlying Stock. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Notes are the character of income or loss (including whether the Premium might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of Notes at the Initial Price should also consult their tax advisers with respect to the tax consequences of an investment in the Notes, including possible alternative characterizations, as well as the allocation of the purchase price of the Notes between the debt component and the Option.

The discussion in the preceding paragraphs, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-8-A-III. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.

Risks Relating to the Notes Generally

®	Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Notes. We will only pay you the principal amount of your Notes in cash if the Final Price of the Underlying Stock is greater than or equal to the Trigger Price and only at maturity. If the Final Price of the Underlying Stock is below the Trigger Price, we will deliver to you one share of the Underlying Stock at maturity for each Note that you own instead of the principal amount in cash. If you receive shares of the Underlying Stock at maturity, the value of the Underlying Stock is expected to be significantly less than the principal amount of the Notes or may have no value at all.

®	Credit Risk of JPMorgan Chase & Co. — The Notes are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Notes are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Notes and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

®	The Probability That the Final Price Will Fall Below the Trigger Price on the Final Valuation Date Will Depend on the Volatility of the Underlying Stock — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Stock. Greater expected volatility with respect to the Underlying Stock reflects a higher expectation as of the Trade Date that the price of such stock could close below the Trigger Price on the Final Valuation Date of the Notes, resulting in the loss of some or all of your investment. In addition, the Coupon Rate is set on the Trade Date and depends in part on this expected volatility. However, a stock’s volatility can change significantly over the term of the Notes. The price of the Underlying Stock for your Notes could fall sharply, which could result in a significant loss of principal.

®	Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — We will pay you your principal back at maturity only if the Final Price of the Underlying Stock is not below the Trigger Price and the Notes are held to maturity. If the Final Price of the Underlying Stock is below the Trigger Price, you will receive shares of the Underlying Stock that will be fully exposed at maturity to any decline in the market price of the Underlying Stock and as a result you could lose some or all of your principal. If you are able to sell the Notes prior to maturity in the secondary market, you may have to sell them for a loss relative to your initial investment even if the Underlying Stock price is above the Trigger Price.

®	Your Return on the Notes Is Expected to be Limited to the Accrued Coupon Payments, Regardless of any Appreciation in the Value of the Underlying Stock — Unless the Final Price is less than the Trigger Price, for each Note, you will receive the principal amount at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Underlying Stock, which may be significant. If the Final Price is less than the Trigger Price, we will deliver to you shares of the Underlying Stock at maturity that will be worth less than the Trigger Price as of the Final Valuation Date and are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes is expected to be limited to the coupons paid on the Notes. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlying Stock during the term of the Notes.

®	Contingent Repayment of Principal Depends Solely on the Closing Price of the Underlying Stock on the Final Valuation Date — If the closing price of the Underlying Stock on the Final Valuation Date (i.e., the Final Price) is less than the Trigger Price, you will be fully exposed to any depreciation in the Underlying Stock. Because the Final Price will be determined based on the closing price on a single trading day near the end of the term of the Notes, the price of the Underlying Stock at the Maturity Date or at other times during the term of the Notes could be at a level above the Trigger Price. This difference could be particularly large if there is a significant decrease in the price of the Underlying Stock during the later portion of the term of the Notes or if there is significant volatility in the price of the Underlying Stock during the term of the Notes, especially on dates near the Final Valuation Date.

®	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We and/or our affiliates may also currently or from time to time engage in business with the issuer of the Underlying Stock, including extending loans to, or making equity investments in, the issuer of the Underlying Stock or providing advisory services to the issuer of the Underlying Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuer of the Underlying Stock as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

®	Single Stock Risk — The price of the Underlying Stock can rise or fall sharply due to factors specific to the Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Underlying Stock.

®	Certain Built-In Costs Are Likely to Affect Adversely the Value of the Notes Prior to Maturity — While the payment at maturity, if any, described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes UBS’s commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Influence the Value of the Notes” below. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

®	No Ownership Rights in the Underlying Stock — As a holder of the Notes, you will not have any ownership interest or rights in the Underlying Stock, such as voting rights or rights to receive cash dividends or other distributions. In addition, the issuer of the Underlying Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Underlying Stock and the Notes.

®	No Affiliation with the Underlying Stock Issuer — We are not affiliated with the issuer of the Underlying Stock. We assume no responsibility for the adequacy of the information about the Underlying Stock issuer contained in this free writing prospectus or in product supplement no. UBS-8-A-III. You should make your own investigation into the Underlying Stock and its issuer. We are not responsible for the Underlying Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

®	Lack of Liquidity — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

®	Anti-Dilution Protection Is Limited and May Be Discretionary — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the Underlying Stock that may be delivered for certain corporate events (such as stock splits and stock dividends) affecting the Underlying Stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the Underlying Stock. If an event occurs that does not require the calculation agent to adjust the number of shares of the Underlying Stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. You should also be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from what is described in the accompanying product supplement as it deems necessary to ensure an equitable result. Subject to the foregoing, the calculation agent is under no obligation to consider your interests as a holder of the Notes in making these determinations.

®	Hedging and Trading in the Underlying Stock — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the Underlying Stock or instruments related to the Underlying Stock. We or our affiliates may also trade in the Underlying Stock or instruments related to the Underlying Stock from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

®	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations (for example, with respect to the issuer of the Underlying Stock) that are inconsistent with investing in or holding the Notes, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold the Underlying Stock and could affect the value of the Underlying Stock, and therefore the market value of the Notes.

®	Tax Treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax adviser about your tax situation.

®	Potential JPMorgan Chase & Co. Impact on Price — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Underlying Stock or in futures, options or other derivative products on the Underlying Stock may adversely affect the market value of the Underlying Stock and, therefore, the market value of the Notes.

®	Many Economic and Market Factors Will Influence the Value of the Notes — In addition to the value of the Underlying Stock and interest rates on any trading day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other and that are set out in more detail in product supplement no. UBS-8-A-III.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity under different hypothetical scenarios on a hypothetical offering of Notes linked to a hypothetical Underlying Stock assuming the following*:

Term:	Approximately 12 months
Hypothetical Coupon Rate**:	7.80% per annum (or $0.0325 per monthly period)
Hypothetical Initial Price:	$5.00 per share
Hypothetical Trigger Price:	$4.00 (80% of the hypothetical Initial Price)
Hypothetical Principal Amount:	$5.00 per Note (equal to the hypothetical Initial Price)
Hypothetical Dividend yield on the Underlying Stock***:	0.00% during the term of the Notes (0.00% annual dividend yield)

*	Actual Coupon Rate and other terms for the Notes to be set on the Trade Date. The actual value of the Coupon Payments you will receive over the term of the Notes, the actual market value of one share of the Underlying Stock or the principal amount, as applicable, you may receive at maturity, and therefore the total return at maturity, and the actual Trigger Price applicable to your Notes may be more or less than the amounts displayed in this hypothetical and the hypothetical scenarios below, and will depend in part on the Initial Price of the Underlying Stock, which will be set on the Trade Date.

**	Coupon payments will be paid in arrears in monthly installments during the term of the Note on an unadjusted basis.

***	Hypothetical dividend yield holders of the Underlying Stock might receive over the term of the Notes.

Hypothetical Examples

Scenario #1: The Final Price of the Underlying Stock is not below the Trigger Price of $4.00.

Because the Final Price of the Underlying Stock is not below the Trigger Price of $4.00, we will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Underlying Stock if the price appreciation of the Underlying Stock is less than 7.80%.

If the closing price of the Underlying Stock on the Final Valuation Date is $5.00 (no change in the price of the Underlying Stock):

Payment at Maturity:	$5.00
Coupons:	$0.39 ($0.0325 x 12 = $0.39)
Total:	$5.39
Total Return on the Notes:	7.80%

In this example, the total return on the Notes is 7.80% while the total return on the Underlying Stock is 0.00%.

If the closing price of the Underlying Stock on the Final Valuation Date is $6.50 (an increase of 30%):

Payment at Maturity:	$5.00
Coupons:	$0.39 ($0.0325 x 12 = $0.39)
Total:	$5.39
Total Return on the Notes:	7.80%

In this example, the total return on the Notes is 7.80% while the total return on the Underlying Stock is 30.00%.

If the closing price of the Underlying Stock on the Final Valuation Date is $4.25 (a decline of 15%):

Payment at Maturity:	$5.00
Coupons:	$0.39 ($0.0325 x 12 = $0.39)
Total:	$5.39
Total Return on the Notes:	7.80%

In this example, the total return on the Notes is 7.80% while the total return on the Underlying Stock is a loss of 15.00%.

Scenario #2: The Final Price of the Underlying Stock is below the Trigger Price of $4.00.

Because the Final Price of the Underlying Stock is below the Trigger Price of $4.00, we will deliver to you at maturity one share of the Underlying Stock for every Note you hold. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Underlying Stock on the Maturity Date.

If the closing price of the Underlying Stock on the Maturity Date is $2.00 (a decline of 60%):

Value of Shares Received:	$2.00
Coupons:	$0.39 ($0.0325 x 12 = $0.39)
Total:	$2.39
Total Return on the Notes:	-52.20%

In this example, the total return on the Notes is a loss of 52.20% while the total return on the Underlying Stock is a loss of 60.00%.

If the closing price of the Underlying Stock on the Maturity Date is $2.75 (a decline of 45%):

Value of Shares Received:	$2.75
Coupons:	$0.39 ($0.0325 x 12 = $0.39)
Total:	$3.14
Total Return on the Notes:	-37.20%

In this example, the total return on the Notes is a loss of 37.20% while the total return on the Underlying Stock is a loss of 45.00%.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

Underlying Stock	Trigger Event Does Not Occur(1)	Trigger Event Occurs(2)
Hypothetical Final Stock Price(3)	Stock Price Return(4) / Total Return on the Underlying Stock at Maturity	Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Value of Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(6)(8)

$7.50	50.00%	$5.39	7.80%	N/A	N/A

$7.25	45.00%	$5.39	7.80%	N/A	N/A

$7.00	40.00%	$5.39	7.80%	N/A	N/A

$6.75	35.00%	$5.39	7.80%	N/A	N/A

$6.50	30.00%	$5.39	7.80%	N/A	N/A

$6.25	25.00%	$5.39	7.80%	N/A	N/A

$6.00	20.00%	$5.39	7.80%	N/A	N/A

$5.75	15.00%	$5.39	7.80%	N/A	N/A

$5.50	10.00%	$5.39	7.80%	N/A	N/A

$5.25	5.00%	$5.39	7.80%	N/A	N/A

$5.00	0.00%	$5.39	7.80%	N/A	N/A

$4.75	-5.00%	$5.39	7.80%	N/A	N/A

$4.50	-10.00%	$5.39	7.80%	N/A	N/A

$4.25	-15.00%	$5.39	7.80%	N/A	N/A

$4.00	-20.00%	$5.39	7.80%	N/A	N/A

$3.75	-25.00%	N/A	N/A	$4.14	-17.20%

$3.50	-30.00%	N/A	N/A	$3.89	-22.20%

$3.25	-35.00%	N/A	N/A	$3.64	-27.20%

$3.00	-40.00%	N/A	N/A	$3.39	-32.20%

$2.75	-45.00%	N/A	N/A	$3.14	-37.20%

$2.50	-50.00%	N/A	N/A	$2.89	-42.20%

$2.25	-55.00%	N/A	N/A	$2.64	-47.20%

$2.00	-60.00%	N/A	N/A	$2.39	-52.20%

$1.75	-65.00%	N/A	N/A	$2.14	-57.20%

$1.50	-70.00%	N/A	N/A	$1.89	-62.20%

(1)	A trigger event does not occur if the Final Price of the hypothetical Underlying Stock is not below the hypothetical Trigger Price.

(2)	A trigger event occurs if the hypothetical Final Price of the Underlying Stock is below the hypothetical Trigger Price.

(3)	If the hypothetical Final Price of the Underlying Stock is not below the hypothetical Trigger Price, the hypothetical Final Stock Price represents the closing price of the Underlying Stock as of the Final Valuation Date. If the hypothetical Final Price of the Underlying Stock is below the hypothetical Trigger Price on the Final Valuation Date, the hypothetical Final Stock Price represents the closing price of the Underlying Stock as of the Final Valuation Date and the Maturity Date.

(4)	The stock price range is provided for illustrative purposes only. The actual stock price return may be below -70% and you therefore may lose up to 100% of your principal amount.

(5)	Payment consists of the Principal Amount plus Coupon Payments of 7.80% per annum.

(6)	The total return on the Notes at maturity includes Coupon Payments of 7.80% per annum.

(7)	The actual value of payment consists of the market value of one share of the Underlying Stock, valued and delivered as of the Maturity Date, plus Coupon Payments of 7.80% per annum.

(8)	If a Trigger Event occurs, the total return on the Notes at maturity will be positive only in the event that the market price of the Underlying Stock on the Maturity Date is substantially greater than the Final Price of the Underlying Stock on the Final Valuation Date. Such an increase in price is not likely to occur.

The numbers appearing in these hypothetical examples have been rounded for ease of analysis.

The Underlying Stock

Included on the following pages is a brief description of the issuer of the Underlying Stock. This information has been obtained from publicly available sources and is provided for informational purposes only. Set forth below is a table that provides the quarterly high and low closing prices for the Underlying Stock. The information given below is for the four calendar quarters in each of 2006, 2007, 2008, 2009 and 2010. Partial data is provided for the first calendar quarter of 2011. We obtained the closing price information set forth below from the Bloomberg Professional® service (‘‘Bloomberg’’) without independent verification. You should not take the historical prices of the Underlying Stock as an indication of future performance.

The Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates. We do not make any representation that these publicly available documents are accurate or complete.

Citigroup Inc.

According to its publicly available filings with the SEC, Citigroup Inc., which we refer to as Citigroup, is a diversified financial services holding company. The common stock of Citigroup, par value $0.01, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Citigroup in the accompanying product supplement no. UBS-8-A-III. Citigroup’s SEC file number is 001-09924.

Historical Information Regarding the Common Stock of Citigroup

The following table sets forth the quarterly high and low closing prices for the common stock of Citigroup, based on daily closing prices on the primary exchange for Citigroup, as reported by Bloomberg. The closing price of the common stock of Citigroup on February 9, 2011 was $4.84. The actual Initial Price will be the closing price of Citigroup’s common stock on the Trade Date. We obtained the closing prices and other information below from Bloomberg, without independent verification. The closing prices and this other information may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

Since its inception, the price of the common stock of Citigroup has experienced significant fluctuations. The historical performance of the common stock of Citigroup should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Citigroup during the term of the Notes. We cannot give you assurance that the performance of the common stock of Citigroup will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Citigroup will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Citigroup.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close

1/3/2006	3/31/2006	$49.29	$45.05	$47.23

4/3/2006	6/30/2006	$50.37	$47.41	$48.24

7/3/2006	9/29/2006	$50.23	$46.40	$49.67

10/2/2006	12/29/2006	$56.41	$49.38	$55.70

1/3/2007	3/30/2007	$55.25	$48.75	$51.34

4/2/2007	6/29/2007	$55.20	$51.05	$51.29

7/2/2007	9/28/2007	$52.84	$45.30	$46.67

10/1/2007	12/31/2007	$48.32	$29.29	$29.44

1/2/2008	3/31/2008	$29.69	$18.62	$21.42

4/1/2008	6/30/2008	$26.81	$16.76	$16.76

7/1/2008	9/30/2008	$21.12	$14.03	$20.51

10/1/2008	12/31/2008	$23.00	$3.77	$6.71

1/2/2009	3/31/2009	$7.46	$1.02	$2.53

4/1/2009	6/30/2009	$4.02	$2.68	$2.97

7/1/2009	9/30/2009	$5.23	$2.59	$4.84

10/1/2009	12/31/2009	$5.00	$3.20	$3.31

1/4/2010	3/31/2010	$4.31	$3.15	$4.05

4/1/2010	6/30/2010	$4.97	$3.63	$3.76

7/1/2010	9/30/2010	$4.30	$3.66	$3.90

10/1/2010	12/31/2010	$4.81	$3.95	$4.73

1/3/2011	2/9/2011*	$5.13	$4.72	$4.84

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2011 includes data for the period from January 3, 2011 through February 9, 2011. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Close’’ data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.

The graph below illustrates the daily performance of Citigroup’s common stock from January 2, 2001 through February 9, 2011, based on information from Bloomberg without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The dotted line represents a hypothetical Trigger Price, equal to 80% of the closing price on February 9, 2011. The actual Trigger Price will be based on the closing price of Citigroup’s common stock on the Trade Date.

Past performance of the Underlying Stock is not indicative of the future performance of the Underlying Stock.

Supplemental Underwriting Information (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMS. The net proceeds received from the sale of the Notes will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligation under the Notes.

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Notes that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Notes.

Subject to regulatory constraints, JPMS intends to offer to purchase the Notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-14 of the accompanying product supplement no. UBS-8-A-III.

The total aggregate principal amount of Notes being offered by this free writing prospectus may not be purchased by investors in the offering. Under these circumstances, JPMS will retain the unsold portion of the offering and has agreed to hold such Notes for investment for a period of at least 30 days. The unsold portion of Notes will not exceed 15% of the aggregate principal amount of Notes. See “Underwriting (Conflicts of Interest)” beginning on page PS-33 of the accompanying product supplement no. UBS-8-A-III for additional information.